Exhibit 99.1

UNITED ONLINE, INC.

Management’s Report on Internal Control Over Financial Reporting

Management of United Online, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

The Company’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures are being made only in accordance with authorization of management and directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework. Based on that assessment under those criteria, management has determined that, at December 31, 2007, the Company’s internal control over financial reporting was effective.

The Company’s internal control over financial reporting at December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of United Online, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of United Online, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control over Financial Reporting” appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
February 18, 2008, except for the condensed consolidating financial information as described in Note 15, which is dated June 24, 2008.

UNITED ONLINE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$149,507	$19,252
Short-term investments	68,800	143,110
Accounts receivable, net of allowance for doubtful accounts of $2,378 and $1,324 at December 31, 2007 and 2006, respectively	28,765	32,226
Deferred tax assets, net	7,050	11,705
Other current assets	19,992	13,426
Total current assets	274,114	219,719
Property and equipment, net	39,570	34,296
Deferred tax assets, net	57,559	59,655
Goodwill	132,352	133,018
Intangible assets, net	40,915	53,653
Other assets	7,883	2,678
Total assets	$552,393	$503,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,095	$36,550
Accrued liabilities	30,586	39,547
Member redemption liability	19,499	15,835
Deferred revenue	63,086	53,121
Capital leases	13	17
Total current liabilities	151,279	145,070
Member redemption liability	5,061	4,154
Deferred revenue	4,691	3,227
Capital leases	—	13
Other liabilities	10,734	3,589
Total liabilities	171,765	156,053

Commitments and contingencies (see Note 13)

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued or outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.0001 par value; 300,000 shares authorized; 68,019 and 65,805 shares issued and outstanding at December 31, 2007 and 2006, respectively	7	7
Additional paid-in capital	414,841	439,383
Accumulated other comprehensive income (loss)	182	(245)
Accumulated deficit	(34,402)	(92,179)
Total stockholders’ equity	380,628	346,966
Total liabilities and stockholders’ equity	$552,393	$503,019

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenues	$513,503	$522,654	$525,061

Operating expenses:
Cost of revenues (including stock-based compensation, see Note 5)	117,203	119,990	110,672
Sales and marketing (including stock-based compensation, see Note 5)	163,424	176,980	209,292
Product development (including stock-based compensation, see Note 5)	51,044	52,602	40,009
General and administrative (including stock-based compensation, see Note 5)	73,312	67,511	56,729
Amortization of intangible assets	12,800	17,640	21,799
Restructuring charges	3,419	627	—
Impairment of goodwill, intangible assets and long-lived assets	—	13,285	—
Total operating expenses	421,202	448,635	438,501
Operating income	92,301	74,019	86,560
Interest and other income, net	7,555	6,076	6,885
Interest expense	(1,164)	(2,571)	(6,073)
Income before income taxes	98,692	77,524	87,372
Provision for income taxes	40,915	36,293	40,245
Income before cumulative effect of accounting change	57,777	41,231	47,127
Cumulative effect of accounting change, net of tax (see Note 1)	—	1,041	—
Net income	$57,777	$42,272	$47,127

Basic net income per share:
Income before cumulative effect of accounting change	$0.87	$0.64	$0.77
Cumulative effect of accounting change, net of tax	—	0.02	—
Basic net income per share	$0.87	$0.66	$0.77

Diluted net income per share:
Income before cumulative effect of accounting change	$0.83	$0.62	$0.74
Cumulative effect of accounting change, net of tax	—	0.02	—
Diluted net income per share	$0.83	$0.64	$0.74
Shares used to calculate basic net income per share	66,768	64,001	61,135
Shares used to calculate diluted net income per share	69,287	66,269	63,815

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Net income	$57,777	$42,272	$47,127
Change in unrealized gain (loss) on short-term investments, net of tax of $184, $120 and $(193) for the years ended December 31, 2007, 2006 and 2005	285	172	(282)
Change in unrealized gain (loss) on derivative, net of tax of $0, $(60) and $60 for the years ended December 31, 2007, 2006 and 2005	—	(83)	83
Foreign currency translation	142	(7)	(119)
Comprehensive income	$58,204	$42,354	$46,809

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

					Accumulated
			Additional	Deferred	Other		Total
	Common Stock		Paid-In	Stock-Based	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit	Equity
Balance at January 1, 2005	61,074	$6	$491,757	$(8,477)	$(9)	$(181,578)	$301,699
Issuance of common stock through employee stock purchase plan	426	—	3,169	—	—	—	3,169
Exercises of stock options	2,374	—	5,874	—	—	—	5,874
Repurchases of common stock	(1,268)	—	(14,206)	—	—	—	(14,206)
Issuance of restricted stock units	—	—	18,033	(18,033)	—	—	—
Cancellation of restricted stock units	—	—	(340)	340	—	—	—
Cancellation of options assumed in connection with acquisition	—	—	(668)	668	—	—	—
Dividends paid on shares outstanding and restricted stock units	—	—	(38,067)	—	—	—	(38,067)
Stock-based compensation	—	—	8	9,944	—	—	9,952
Unrealized loss on short-term investments, net of tax	—	—	—	—	(282)	—	(282)
Unrealized gain on derivative, net of tax	—	—	—	—	83	—	83
Foreign currency translation	—	—	—	—	(119)	—	(119)
Tax benefits from equity awards	—	—	7,185	—	—	—	7,185
Net income	—	—	—	—	—	47,127	47,127
Balance at December 31, 2005	62,606	6	472,745	(15,558)	(327)	(134,451)	322,415
Cumulative effect of accounting change, net of tax	—	—	(1,041)	—	—	—	(1,041)
Balance at January 1, 2006	62,606	6	471,704	(15,558)	(327)	(134,451)	321,374
Reversal of deferred stock-based compensation	—	—	(15,558)	15,558	—	—	—
Exercises of stock options	2,163	1	9,451	—	—	—	9,452
Issuance of common stock through employee stock purchase plan	623	—	5,004	—	—	—	5,004
Vesting of restricted stock units	413	—	—	—	—	—	—
Repurchases of common stock	—	—	(2,684)	—	—	—	(2,684)
Dividends paid on shares outstanding and restricted stock units	—	—	(53,483)	—	—	—	(53,483)
Stock-based compensation	—	—	19,168	—	—	—	19,168
Unrealized gain on short-term investments, net of tax	—	—	—	—	172	—	172
Unrealized loss on derivative, net of tax	—	—	—	—	(83)	—	(83)
Foreign currency translation	—	—	—	—	(7)	—	(7)
Tax benefits from equity awards	—	—	5,781	—	—	—	5,781
Net income	—	—	—	—	—	42,272	42,272
Balance at December 31, 2006	65,805	7	439,383	—	(245)	(92,179)	346,966
Exercises of stock options	1,068	—	8,605	—	—	—	8,605
Issuance of common stock through employee stock purchase plan	583	—	5,413	—	—	—	5,413
Vesting of restricted stock units	688	—	—	—	—	—	—
Repurchases of common stock	—	—	(5,601)	—	—	—	(5,601)
Repurchase of forfeited restricted stock	(125)	—	—	—	—	—	—
Dividends paid on shares outstanding and restricted stock units	—	—	(57,130)	—	—	—	(57,130)
Stock-based compensation	—	—	19,549	—	—	—	19,549
Unrealized gain on short-term investments, net of tax	—	—	—	—	285	—	285
Foreign currency translation	—	—	—	—	142	—	142
Tax benefits from equity awards	—	—	4,622	—	—	—	4,622
Net income	—	—	—	—	—	57,777	57,777
Balance at December 31, 2007	68,019	$7	$414,841	$—	$182	$(34,402)	$380,628

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$57,777	$42,272	$47,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,950	38,930	37,280
Stock-based compensation	19,549	19,168	9,952
Provision for (benefit from) doubtful accounts receivable	1,323	(81)	633
Impairment of goodwill, intangible assets and long-lived assets	—	13,285	—
Deferred taxes	7,248	(3,609)	1,577
Tax benefits from equity awards	4,622	5,781	15,170
Excess tax benefits from equity awards	(3,168)	(3,863)	—
Cumulative effect of accounting change, net of tax	—	(1,041)	—
Other	929	3,023	748
Changes in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	2,138	(3,215)	(2,302)
Other assets	(9,018)	844	1,806
Accounts payable and accrued liabilities	(9,025)	(11,211)	17,677
Member redemption liability	4,572	2,315	—
Deferred revenue	11,430	(999)	5,181
Other liabilities	5,898	(129)	2,198
Net cash provided by operating activities	127,225	101,470	137,047

Cash flows from investing activities:
Purchases of property and equipment	(25,509)	(24,329)	(21,653)
Purchases of rights, patents and trademarks	—	(509)	(5,562)
Purchases of short-term investments	(228,920)	(324,328)	(320,869)
Proceeds from maturities of short-term investments	72,890	115,581	177,595
Proceeds from sales of short-term investments	229,994	209,599	175,738
Cash paid for acquisitions, net of cash acquired	—	(61,155)	(8,638)
Payment for settlement of pre-acquisition liability	—	(4,800)	—
Proceeds from sales of assets, net	71	104	—
Net cash provided by (used for) investing activities	48,526	(89,837)	(3,389)

Cash flows from financing activities:
Payments on term loan	—	(54,209)	(45,792)
Payments on capital leases	(16)	(668)	(621)
Proceeds from exercises of stock options	8,605	9,452	5,874
Proceeds from employee stock purchase plan	5,413	5,004	3,169
Repurchases of common stock	(5,601)	(2,684)	(14,206)
Payments for dividends	(57,130)	(53,483)	(38,067)
Excess tax benefits from equity awards	3,168	3,863	—
Net cash used for financing activities	(45,561)	(92,725)	(89,643)

Effect of exchange rate changes on cash and cash equivalents	65	(53)	(130)
Change in cash and cash equivalents	130,255	(81,145)	43,885
Cash and cash equivalents, beginning of period	19,252	100,397	56,512
Cash and cash equivalents, end of period	$149,507	$19,252	$100,397

Supplemental disclosure of cash flows:
Cash paid for interest	$2	$862	$4,245
Cash paid for income taxes	$34,855	$34,352	$13,970
Supplemental disclosure of non-cash investing and financing activities:
Reduction in goodwill in connection with a release of a portion of the deferred tax valuation allowance	$375	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS

Description of Business

United Online, Inc. (“United Online” or the “Company”) is a leading provider of consumer Internet and media services through a number of brands, including Classmates, MyPoints, NetZero, and Juno. The Company’s Classmates Media services are online social networking and online loyalty marketing. The Company’s primary Communications services are Internet access and email. On a combined basis, the Company’s Web properties attract a significant number of Internet users each month and the Company offers a broad array of Internet marketing products and services for advertisers.

United Online is a Delaware corporation that commenced operations in 2001 following the merger of Internet access providers NetZero, Inc. and Juno Online Services, Inc. (the “Merger”). In April 2004, the Company acquired the Web hosting and domain name registration business of About Web Services, Inc., and in November 2004, the Company acquired Classmates Online, Inc. (“Classmates”), a leading provider of online social networking services. In March 2006, the Company acquired The Names Database, a global social networking service. In April 2006, the Company acquired MyPoints.com, Inc. (“MyPoints”), a leading provider of online loyalty marketing services. The Company’s corporate headquarters are located in Woodland Hills, California, and the Company also maintains offices in New York, New York; Fort Lee, New Jersey; Renton, Washington; San Francisco, California; Schaumburg, Illinois; Orem, Utah; Erlangen, Germany; Berlin, Germany; and Hyderabad, India.

The Company believes that its existing cash, cash equivalents and short-term investments, and cash generated from operations will be sufficient to fund its working capital requirements, capital expenditures, dividend payments, and other obligations through at least the next twelve months. However, additional capital may be needed in order to fund the Company’s operations, expand marketing activities, develop new or enhance existing services or products, respond to competitive pressures or acquire services, businesses or technologies.

Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 include United Online and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company’s revenue recognition, goodwill, intangible assets and other long-lived assets, member redemption liability, income taxes, and legal contingencies. The accounting policies for these areas are discussed elsewhere in these consolidated financial statements.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation. These changes had no impact on the previously reported consolidated results of operations or stockholders’ equity.

Accounting Policies

Cash, Cash Equivalents and Short-Term Investments—The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within ninety days from the date of purchase. The Company’s short-term investments consist of available-for-sale securities with maturities exceeding ninety days from the date of purchase. Consistent with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company has classified these securities, all of which have readily determinable fair values and which are highly liquid, as short-term because the sale of such securities may be required prior to maturity to implement management’s strategies.

The Company’s short-term investments at December 31, 2007 consisted of municipal securities, and at December 31, 2006, U.S. corporate notes, U.S. Government agencies, and municipal securities, including auction rate securities. Auction rate securities have long-term underlying maturities, typically 20 to 30 years, but have interest rates that are reset every 7, 28 or 35 days, at which time the securities can typically be purchased or sold, historically creating a highly liquid market. As a result of the recent adverse conditions in the U.S. credit markets, the Company liquidated, without any losses in principal, its investments in auction rate securities and did not hold any auction rate securities as of December 31, 2007. The primary objective of the Company’s short-term investments portfolio is the preservation of principal and liquidity while maximizing yield without significantly increasing risk. The Company’s investment policy requires a minimum long-term credit rating of A, and if a long-term credit rating is not available, the Company requires a minimum short-term credit rating of A1 and P1. Furthermore, by policy, the Company limits the amount of credit exposure to any one issuer. The Company’s investments, at times in both fixed-rate and variable-rate interest-earning instruments, carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while variable-rate securities may produce less income than expected if interest rates fall. Due in part to these factors, the Company’s future investment income may fall short of expectations due to changes in interest rates, or it may suffer losses in principal by selling securities which have declined in market value due to changes in interest rates.

The Company classifies all of its short-term investments as available-for-sale. Available-for-sale securities are carried at fair value, with changes in unrealized gains and losses, net of taxes, reported in the consolidated statements of comprehensive income. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in interest and other income, net, in the consolidated statements of operations. The cost basis of a security that has been sold and any amount reclassified out of accumulated other comprehensive income (loss) in the consolidated balance sheets into earnings is determined by the specific identification method.

The Company classifies outstanding interest payments due on its short-term investments as interest receivable, the balance of which is reflected in other current assets in the consolidated balance sheets.

The Company regularly assesses whether an other-than-temporary impairment loss on its short-term investments has occurred due to declines in fair value or other market conditions. Declines in fair value that are considered other than temporary are recorded as an impairment charge and reported in the consolidated statements of operations. Factors considered by management in assessing

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

whether an other-than-temporary impairment has occurred include: the nature of the investment; whether the decline in fair value is attributable to specific adverse conditions affecting the investment; the financial condition of the investee; the severity and the duration of the impairment; and whether the Company has the ability to hold the investment to maturity. When it is determined that an other-than-temporary impairment has occurred, the investment is written down to its market value at the end of the period in which it is determined that an other-than-temporary decline has occurred. During the years ended December 31, 2007, 2006 and 2005, the Company did not record any such impairment charges.

Restricted Cash—Restricted cash, which is included in other current assets and other assets in the consolidated balance sheets, consists of certificates of deposit and, in general, collateralizes the Company’s obligations related to standby letters of credit pursuant to certain of the Company’s lease arrangements, and amounts held in escrow related to certain of the Company’s merchant services agreements.

Concentrations of Credit and Business Risk—Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and cash equivalents, short-term investments and accounts receivable. The Company’s accounts receivable are derived primarily from revenue earned from advertising customers located in the United States and pay accounts. The Company extends credit based upon an evaluation of the customer’s financial condition and, generally, collateral is not required. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable, and, to date, such losses have been within management’s expectations.

The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted.

At December 31, 2007, one customer comprised approximately 15% of the Company’s consolidated accounts receivable balance. At December 31, 2006, one customer comprised approximately 13% of the Company’s consolidated accounts receivable balance. For the years ended December 31, 2007, 2006 and 2005, the Company did not have any individual customers that comprised more than 10% of total revenues.

At December 31, 2007 and 2006, the Company’s cash and cash equivalents were maintained primarily with major financial institutions and brokerage firms in the United States. Deposits with these institutions and firms generally exceed the amount of insurance provided on such deposits.

Intangible Assets and Other Long-Lived Assets—The Company accounts for identifiable intangible assets and other long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets, other than indefinite-lived intangible assets, for impairment when events occur or circumstances change that would indicate that

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, significant declines in the Company’s stock price for a sustained period, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, and changes in the Company’s operating model or strategy and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets. Definite-lived intangible assets are amortized on either a straight-line basis or an accelerated basis over their estimated useful lives, ranging from two to ten years. The Company’s identifiable intangible assets were acquired primarily in connection with business combinations. The Company has no indefinite-lived intangible assets at December 31, 2007.

Property and Equipment—Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally two to three years for computer software and equipment and three to seven years for furniture and fixtures. Leasehold improvements, which are included in furniture and fixtures, are amortized using the straight-line method over the shorter of the lease term or seven years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company’s consolidated financial statements with the resulting gain or loss reflected in the Company’s results of operations. Repairs and maintenance costs are expensed as incurred.

Goodwill—Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets. SFAS No. 142 requires goodwill to be carried at cost, prohibits the amortization of goodwill and requires the Company to test goodwill for impairment at least annually at the reporting unit level. The Company performs an impairment test of its goodwill annually during the fourth quarter of its fiscal year or when events occur or circumstances change that would more likely than not indicate that goodwill might be permanently impaired. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the acquired business or the Company’s overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

The testing for a potential impairment of goodwill involves a two-step process. The first step of the impairment test involves comparing the estimated fair values of each of the Company’s reporting units with their respective net book values, including goodwill. If the estimated fair value exceeds net book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the estimated fair value of the reporting unit is less than net book value, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

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1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Business Combinations—All of the Company’s acquisitions have been accounted for as purchase business combinations. Under the purchase method of accounting, the costs, including transaction costs, are allocated to the underlying net assets acquired, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. Consequently, to the extent an indefinite-lived, definite-lived or a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period. Definite-lived identifiable intangible assets are amortized on either a straight-line basis or an accelerated basis. The Company determines the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful lives of the assets and matches the amortization expense to the expected cash flows from those assets.

Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. Two areas, in particular, that require significant judgment are estimating the fair value and related useful lives of identifiable intangible assets. To assist in this process, the Company may obtain appraisals from valuation specialists for certain intangible assets. While there are a number of different methods used in estimating the fair value of acquired intangible assets, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; terminal growth rate; subscriber churn; terminal value; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to market comparables. Most of the above assumptions are made based on available historical and market information.

Member Redemption Liability—Member redemption liability for loyalty marketing points represents the estimated costs associated with MyPoints’ obligation to redeem outstanding points accumulated by its loyalty marketing members as well as those points purchased by its advertisers for use in such advertisers’ promotion campaigns as they have been earned by MyPoints’ members, less an allowance for points expected to expire prior to redemption. The estimated cost of points is primarily presented in cost of revenues, except for the portion related to member acquisition activities, internal marketing surveys and other non-revenue generating activities which are presented in sales and marketing expenses. The member redemption liability is recognized when members earn points and is reduced when members redeem accumulated points upon reaching required redemption thresholds or when points are expired prior to redemption.

MyPoints members may redeem points for third-party gift cards and other rewards. Members earn points when they respond to direct marketing offers delivered by MyPoints, purchase goods or services from advertisers, engage in certain promotional campaigns of advertisers or engage in other specified activities.

The member redemption liability is estimated based upon the weighted-average cost and number of points that may be redeemed in the future. On a monthly basis, the weighted-average cost of points is calculated by taking the total cost of items fulfilled divided by total points redeemed. The discounts and points needed to redeem vary by merchant and award denomination. MyPoints purchases gift cards and other awards from merchants at a discount and sets redemption levels for its members. MyPoints

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1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

has the ability to adjust the number of points required to redeem awards to reflect changes in the cost of awards.

On a monthly basis, MyPoints accounts for and reduces the gross points issued by an estimate of points that will never be redeemed by its members. This reduction is calculated based on an analysis of historical point-earning trends, redemption activities and individual member account activity, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-22, Accounting for Points and Certain Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products and Services to be Delivered in the Future. MyPoints’ historical analysis takes into consideration the total points in members’ accounts that have been inactive for six months or longer, less an estimated reactivation rate, plus an estimate of future inactive points. Changes in, among other factors, the net number of points issued, redemption activities and members’ activity levels could materially impact the member redemption liability.

Points in active accounts do not expire. However, under the terms and conditions of membership in MyPoints’ loyalty marketing program, MyPoints reserves the right to cancel or disable accounts and expire unredeemed points in accounts that are inactive for a period of twelve consecutive months. For purposes of the member redemption liability, “inactive” means a lack of any of the following: Web site visit; email response; survey completion; profile update; or any point-earning or point-redeeming transaction. The cancelling or disabling of inactive accounts would have no impact on the Company’s consolidated financial statements, as the Company fully considers inactive accounts when establishing the member redemption liability, as discussed above.

Revenue Recognition—The Company’s revenues are comprised of billable services revenues, which are derived primarily from fees charged to pay accounts, and advertising revenues. The Company applies the provisions of SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission (“SEC”). SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant Company obligations remain, and collectibility is reasonably assured. The Company also applies the provisions of EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. The Company’s pay accounts generally pay in advance for their service by credit card, and revenue is then recognized ratably over the service period. Advance payments from pay accounts are recorded on the consolidated balance sheets as deferred revenue. The Company offers alternative payment methods to credit cards for certain pay service plans. These alternative payment methods currently include ACH, payment by personal check or money order or through a local telephone company. In circumstances where payment is not received in advance, revenue is only recognized if collectibility is reasonably assured.

Advertising revenues consist primarily of amounts from Internet search partners that are generated as a result of users utilizing partner Internet search services, amounts generated from the display of third-party registration offers at the end of Classmates’ pay account registration process, amounts generated from other display advertisements, and amounts generated from referring members to third-party Web sites or services. The Company recognizes advertising revenues in the period in which the

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advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, the Company ensures that a binding contract is in place, such as a standard insertion order or a fully executed customer-specific agreement. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or customer-provided performance data.

Advertising revenues for the Company’s loyalty marketing service consist primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions. Each of these activities is a discrete, independent activity, which generally is specified in the sales agreement for each advertising customer. As the earning activities take place, activity measurement data (examples include the number of emails delivered and the number of responses received) is accumulated and the related revenue is recorded.

Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. Deferred revenue also represents invoiced services that have not yet been performed.

Cost of Revenues—Cost of revenues includes telecommunications and data center costs; costs of providing rewards to members of our loyalty marketing service; personnel- and overhead-related costs associated with operating our networks and data centers; depreciation of network computers and equipment; email technical support and license fees; costs related to providing telephone technical support; customer billing and billing support to our pay accounts; fees associated with the storage and processing of customer credit cards and associated bank fees; and domain name registration fees. Historically, the costs that comprise the Company’s Classmates Media cost of revenues have been relatively fixed. However, as a result of the Company’s loyalty marketing service, which was acquired in April 2006, our cost of revenues has become more variable as the costs associated with this service tend to fluctuate with revenues. The majority of the costs that comprise the Company’s Communications cost of revenues are variable. As such, the Company’s Communications cost of revenues as a percentage of revenues is highly dependent on average monthly revenue per pay account (“ARPU”), average hourly telecommunications cost and usage, and average customer billing and billing support costs per pay account.

Sales and Marketing—Sales and marketing expenses include expenses associated with promoting the Company’s services and with generating advertising revenues. Expenses associated with promoting the Company’s services include advertising and promotion expenses; fees paid to distribution partners, third-party advertising networks and co-registration partners to acquire new pay and free accounts; personnel and overhead-related expenses for marketing personnel; and telemarketing costs incurred to acquire and retain pay accounts and up-sell pay accounts to additional services. Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses. The Company has expended significant amounts on sales and marketing, including branding and customer acquisition campaigns consisting of television, Internet, sponsorships, radio, print and outdoor advertising, and on retail and other performance-based distribution relationships. Marketing and advertising costs to promote the Company’s products and services are expensed in the period incurred.

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1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Advertising and promotion expenses include media, agency and promotion expenses. Media production costs are expensed the first time the advertisement is run. Media and agency costs are expensed over the period the advertising runs. Advertising and promotion expense for the years ended December 31, 2007, 2006 and 2005 was $99.5 million, $117.7 million, and $159.5 million, respectively. At December 31, 2007 and 2006, $1.3 million and $1.3 million, respectively, of prepaid advertising and promotion expense was included in other current assets in the consolidated balance sheets.

Product Development Costs—Product development expenses include expenses for the maintenance of existing software and technology and the development of new or improved software and technology, including personnel-related expenses for the software engineering department and the costs associated with operating the Company’s facility in India. Costs incurred by the Company to manage and monitor the Company’s product development activities are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software that are capitalized and depreciated over their estimated useful lives, generally three years.

Software Development Costs—The Company accounts for cost incurred to develop software for internal use in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, which requires such costs be capitalized and amortized over the estimated useful life of the software. We capitalize costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software of $8.4 million and $9.1 million in the years ended December 31, 2007 and 2006, respectively, which are being depreciated on a straight-line basis over each project’s estimated useful life which is generally three years. Capitalized internal-use software is included within the computer software and equipment category within property and equipment, net, in the consolidated balance sheets.

General and Administrative—General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, facilities, and internal customer support personnel. In addition, general and administrative expenses include professional fees for legal, accounting and financial services; office relocation costs; non-income taxes; insurance; occupancy and other overhead-related costs; and expenses incurred and credits received as a result of certain legal settlements.

Stock-Based Compensation—On January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, stock awards and employee stock purchases related to the Company’s employee stock purchase plan based on the grant-date fair values of the awards. SFAS No. 123R supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 relating to SFAS No. 123R. The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123R (see Note 5).

The Company adopted SFAS No. 123R using the modified prospective transition method, and the Company’s consolidated financial statements at and for the years ended December 31, 2007 and 2006

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reflect the impact of SFAS No. 123R. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R. Stock-based compensation recognized under SFAS No. 123R for the years ended December 31, 2007 and 2006 was $19.5 million and $19.2 million, respectively, which was primarily related to restricted stock, stock options and the discount on purchases related to the Company’s employee stock purchase plan. Stock-based compensation, recorded in accordance with APB Opinion No. 25, for the year ended December 31, 2005 was $10.0 million, which was primarily related to restricted stock.

SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model. Under SFAS No. 123, Accounting for Stock-Based Compensation, the Company used the Black-Scholes option-pricing model for valuation of share-based awards for its pro forma information. Upon adoption of SFAS No. 123R, the Company elected to continue to use the Black-Scholes option-pricing model for valuing share-based payment awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Prior to the adoption of SFAS No. 123R, the Company accounted for share-based payment awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no stock-based compensation related to stock options had been recognized in the Company’s consolidated statements of operations, other than as related to acquisitions, because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date.

SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to calculate the amount of share-based payment awards ultimately expected to vest. The forfeiture rate is based on historical rates. Stock-based compensation recognized in the Company’s consolidated statements of operations for the years ended December 31, 2007 and 2006 includes (i) compensation expense for share-based payment awards granted prior to or on, but not yet vested at, December 31, 2005 based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and (ii) compensation expense for share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. As stock-based compensation recognized in the consolidated statements of operations for the years ended December 31, 2007 and 2006 is based on equity awards ultimately expected to vest, it has been reduced for estimated forfeitures. For the periods prior to 2006, the Company accounted for forfeitures as they occurred. Accordingly, a pre-tax cumulative effect of accounting change adjustment totaling $1.1 million ($1.0 million, net of tax) was recorded in the March 2006 quarter to adjust for share-based payment awards granted prior to January 1, 2006 that are not ultimately expected to vest.

Prior to the adoption of SFAS No. 123R, the Company recognized stock-based compensation for equity awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of SFAS No. 123R, the Company treats such awards as a single award and recognizes stock-based compensation on a straight-line basis (net of estimated forfeitures) over the employee service period.

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1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. SFAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based payment awards that were outstanding upon adoption of SFAS No. 123R. In the June 2006 quarter, the Company adopted the provisions of FSP No. SFAS 123(R)-3.

As a result of the adoption SFAS No. 123R, the Company’s income before income taxes and net income for the year ended December 31, 2006 were $7.0 million and $5.1 million lower, respectively, than if the Company had continued to account for stock-based compensation under APB Opinion No. 25. Basic net income per share and diluted net income per share for the year ended December 31, 2006 were $0.08 and $0.08 lower, respectively, than if the Company had continued to account for stock-based compensation under APB Opinion No. 25.

The following table illustrates (in thousands, except per share amounts) the effect on net income and earnings per share in the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

Year Ended December 31, 2005
Net income, as reported	$47,127
Add: Stock-based compensation included in net income, net of tax	8,264
Deduct: Stock-based compensation determined under fair value-based method for all equity awards, net of tax	(23,360)
Pro forma net income	$32,031
Basic net income per share, as reported	$0.77
Basic net income per share, pro forma	$0.52
Diluted net income per share, as reported	$0.74
Diluted net income per share, pro forma	$0.50

Comprehensive Income—SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the Company, comprehensive income consists of its reported net income, changes in net unrealized gains or losses on short-term investments and derivatives, and foreign currency translation.

Foreign Currency—The functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive income

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(loss) as a component of stockholders’ equity in the consolidated balance sheets. Net gains and losses resulting from foreign exchange transactions were not significant during the periods presented.

Income Taxes—Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizability of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

The Company applies the provisions of FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. Under FIN 48, the Company recognizes, in its consolidated financial statements, the impact of tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions.

Net Income Per Share—Basic net income per share is computed using the weighted-average number of common shares outstanding during the period, net of shares subject to repurchase rights, and excludes any dilutive effects of options or warrants, restricted stock, restricted stock units, and convertible securities, if any. Diluted net income per share is computed using the weighted-average number of common stock and common stock equivalent shares outstanding (including the effect of restricted stock) during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Legal Contingencies—The Company is currently involved in certain legal proceedings. The Company records liabilities related to pending litigation when an unfavorable outcome is probable and management can reasonably estimate the amount of loss. The Company does not record liabilities for pending litigation when there are uncertainties related to assessing either the amount or the probable outcome of the claims asserted in the litigation. As additional information becomes available, the Company continually assesses the potential liability related to such pending litigation.

Segments—The Company complies with the reporting requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company has modified its segment reporting structure during 2007 to establish Classmates Media as a separate reportable operating segment in the place of the former Content & Media segment that no longer will be reported. The new Classmates Media segment includes the Company’s online social networking and online loyalty marketing operations, which had formerly been part of the Content & Media segment. Web hosting and photo sharing, which also had formerly been part of the Content & Media segment, have been moved to the Communications segment. In addition, the Company has eliminated its historical practice of separately reporting certain unallocated corporate expenses. Under the new reporting structure, corporate expenses are allocated to the operating segments. The new segment reporting structure is aligned with how management reviews and measures segment performance for internal reporting purposes in accordance with the “management approach” defined in SFAS No. 131. All prior periods have been adjusted to conform to the current presentation. Management has determined that segment

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1.  DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

income from operations, which excludes depreciation and amortization of intangible assets, is the appropriate measure for assessing performance of its segments and for allocating resources among its segments.

Operating Leases—The Company leases office space, data centers and certain office equipment under operating lease agreements with original lease periods of up to 10 years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term.

Recent Accounting Pronouncements

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 was effective for the Company on January 1, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial position, results of operations and cash flows.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 was effective for the Company on January 1, 2008. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its financial position, results of operations and cash flows.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of SFAS No. 141(R).

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The

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calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of SFAS No. 160.

2.  ACQUISITIONS

MyPoints.com, Inc.

In April 2006, the Company acquired MyPoints.com, Inc. for approximately $56.6 million in cash, including acquisition costs. MyPoints is a leading provider of online loyalty marketing services. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141, Business Combinations. The primary reason for the acquisition was to expand the Company’s Classmates Media business offerings. This factor contributed to a purchase price in excess of the fair value of MyPoints’ net liabilities assumed and intangible assets acquired, and, as a result, the Company has recorded goodwill in connection with this transaction. MyPoints’ results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

The purchase price was allocated based on the estimated fair values of assets and liabilities, including identifiable intangible assets. The purchase price allocation is considered final. The following table summarizes the net liabilities assumed and the intangible assets and goodwill acquired in connection with the acquisition (in thousands):

Description	Estimated Fair Value	Estimated Amortizable Life
Net liabilities assumed:
Cash	$7,137
Accounts receivable	9,667
Other current assets	1,905
Property and equipment	2,833
Other assets	496
Accounts payable and accrued liabilities	(9,376)
Deferred revenue	(471)
Member redemption liability	(17,673)
Total net liabilities assumed	(5,482)
Intangible assets acquired:
Customer contracts	9,230	5 years
Proprietary rights	3,700	10 years
Total intangible assets acquired	12,930
Goodwill	49,122
Total purchase price	$56,570

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.  ACQUISITIONS (Continued)

The weighted-average amortizable life of the acquired intangible assets is 6.4 years. The acquisition was treated as an acquisition of net assets for tax purposes and, accordingly, the $49.1 million of goodwill acquired is tax deductible.

The following summarized unaudited pro forma information assumes that the acquisition of MyPoints had occurred on January 1, 2006 and 2005 (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005
Revenues	$535,647	$563,343
Income before cumulative effect of accounting change	$41,518	$48,540
Net income	$42,559	$48,540
Basic net income per share:
Income before cumulative effect of accounting change	$0.65	$0.79
Net income	$0.66	$0.79
Diluted net income per share:
Income before cumulative effect of accounting change	$0.63	$0.76
Net income	$0.64	$0.76

The Names Database

In March 2006, the Company acquired The Names Database for approximately $10.1 million in cash, including acquisition costs. The Names Database is a global social networking service that acts as an intermediary between members, allowing them to send messages through the Web site to one another. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to acquire The Names Database’s member relationships and software, which had the effect of expanding the Company’s social networking services. This factor contributed to a purchase price in excess of the fair value of The Names Database’s net liabilities assumed and intangible assets acquired, and, as a result, the Company has recorded goodwill in connection with this transaction. The Names Database’s results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.  ACQUISITIONS (Continued)

The purchase price was allocated based on the estimated fair values of assets and liabilities, including identifiable intangible assets. The purchase price allocation is considered final. The following table summarizes the net liabilities assumed and the intangible assets and goodwill acquired in connection with the acquisition (in thousands):

Description	Estimated Fair Value	Estimated Amortizable Life
Net liabilities assumed:
Cash	$510
Accounts receivable	51
Accounts payable and accrued liabilities	(8)
Deferred revenue	(541)
Deferred income taxes	(545)
Total net liabilities assumed	(533)
Intangible assets acquired:
Pay accounts	500	4 years
Free accounts	600	10 years
Advertising contracts and related relationships	29	2 years
Technology	245	5 years
Proprietary rights	134	5 years
Other intangible assets	45	5 years
Total intangible assets acquired	1,553
Goodwill	9,092
Total purchase price	$10,112

The weighted-average amortizable life of the acquired intangible assets is 6.6 years. The $9.1 million of goodwill acquired is not deductible for tax purposes. The pro forma effect of the transaction is immaterial to the consolidated financial statements.

PhotoSite

In March 2005, the Company acquired certain assets related to PhotoSite, an online digital photo sharing service for approximately $10.1 million in cash, including acquisition costs, and entered into a related licensing and support agreement with the seller. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to acquire PhotoSite’s software and services to enhance the Company’s other services and to expand the Company’s subscription offerings. This factor contributed to a purchase price in excess of the fair value of PhotoSite’s net liabilities assumed and intangible assets acquired, and, as a result, the Company has recorded goodwill in connection with this transaction.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.  ACQUISITIONS (Continued)

The purchase price was allocated based on the estimated fair values of assets and liabilities, including identifiable intangible assets. The purchase price allocation is considered final. The following table summarizes the net liabilities assumed and the intangible assets and goodwill acquired in connection with the acquisition (in thousands):

Description	Estimated Fair Value	Estimated Amortizable Life
Net liabilities assumed:
Property and equipment	$4
Deferred revenue	(190)
Total net liabilities assumed	(186)
Intangible assets acquired:
Pay accounts	330	2 years
Proprietary rights	20	5 years
Software and technology	4,200	5 years
Total intangible assets acquired	4,550
Goodwill	5,738
Total purchase price	$10,102

The weighted-average amortizable life of the acquired intangible assets is 4.8 years. The acquisition was treated as an acquisition of net assets for tax purposes and, accordingly, the $5.7 million of goodwill acquired is tax deductible. The pro forma effect of the transaction is immaterial to the consolidated financial statements.

In the December 2006 quarter, the Company recorded impairment charges totaling $8.8 million related to its photo sharing service (see Note 6). We made the decision during 2007 to exit our photo sharing business and we have entered into a commercial arrangement with a third-party in connection therewith.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.  BALANCE SHEET COMPONENTS

Short-Term Investments

Due to the lack of liquidity and other concerns related to the U.S. credit markets, the Company has liquidated much of its short-term investments portfolio and converted it to cash and cash equivalents. Cash and cash equivalents and short-term investments were $218.3 million at December 31, 2007, compared to $162.4 million at December 31, 2006.

Short-term investments consisted of the following (in thousands):

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal securities	$68,546	$254	$—	$68,800
Total	$68,546	$254	$—	$68,800

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. corporate notes	$2,500	$—	$—	$2,500
Municipal securities	126,822	15	(114)	126,723
Government agencies	14,000	—	(113)	13,887
Total	$143,322	$15	$(227)	$143,110

Gross unrealized gains and losses are presented net of tax in accumulated other comprehensive income (loss) on the consolidated balance sheets. The Company had no material realized gains or losses from the sale of short-term investments in the years ended December 31, 2007, 2006 and 2005.

The Company did not have any gross unrealized losses in its short-term investments at December 31, 2007. The following table summarizes the fair value and gross unrealized losses on the Company’s short-term investments, aggregated by type of investment instrument and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 (in thousands):

	December 31, 2006
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Municipal securities	$21,432	$(5)	$8,681	$(109)	$30,113	$(114)
Government agencies	—	—	13,887	(113)	13,887	(113)
Total	$21,432	$(5)	$22,568	$(222)	$44,000	$(227)

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.  BALANCE SHEET COMPONENTS (Continued)

Maturities of short-term investments were as follows (in thousands):

	December 31, 2007
	Amortized Cost	Estimated Fair Value
Maturing within 1 year	$39,103	$39,135
Maturing between 1 year and 4 years	29,443	29,665
Maturing after 4 years	—	—
Total	$68,546	$68,800

Other Current Assets

Other current assets consisted of the following (in thousands):

	December 31,	December 31,
	2007	2006
Prepaid expenses	$8,198	$8,696
Income taxes receivable	4,878	—
Gift cards related to member redemption liability	3,653	2,644
Interest receivable	1,448	1,379
Other	1,815	707
Total	$19,992	$13,426

Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2007	2006
Computer software and equipment	$124,637	$106,067
Furniture and fixtures	13,644	15,195
	138,281	121,262
Less: accumulated depreciation and amortization	(98,711)	(86,966)
Total	$39,570	$34,296

Depreciation expense, including the amortization of leasehold improvements, for the years ended December 31, 2007, 2006 and 2005 was $20.2 million, $21.3 million, and $15.5 million, respectively. Assets under capital leases are included in computer software and equipment. At December 31, 2007, the amount capitalized under capital leases and the related accumulated depreciation were $0.4 million and $0.4 million, respectively. At December 31, 2006, the amount capitalized under capital leases and the related accumulated depreciation were $0.4 million and $0.4 million, respectively.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.  BALANCE SHEET COMPONENTS (Continued)

Goodwill and Intangible Assets

The changes in goodwill for the years ended December 31, 2006 and 2007 were as follows (in thousands):

Balance at January 1, 2006	$80,499
Goodwill recorded in connection with The Names Database acquisition	9,092
Goodwill recorded in connection with MyPoints acquisition	49,122
Goodwill recorded in connection with other acquisitions	184
Impairment of goodwill related to the Company’s photo sharing service (see Note 6)	(5,738)
Increase in acquired deferred tax assets	(141)
Balance at December 31, 2006	133,018
Increase in acquired deferred tax assets and other	(666)
Balance at December 31, 2007	$132,352

Goodwill by reportable operating segment was as follows (in thousands):

	December 31, 2007	December 31, 2006
Classmates Media	$124,863	$125,529
Communications	7,489	7,489
Total	$132,352	$133,018

Intangible assets consisted of the following (in thousands):

	December 31, 2007
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$107,958	$(85,113)	$22,845
Trademarks and trade names	25,786	(9,528)	16,258
Advertising contracts and related relationships	7,229	(7,226)	3
Software and technology	5,348	(5,115)	233
Patents, domain names and other	4,609	(3,033)	1,576
Total	$150,930	$(110,015)	$40,915

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.  BALANCE SHEET COMPONENTS (Continued)

	December 31, 2006
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$107,903	$(76,810)	$31,093
Trademarks and trade names	25,786	(6,839)	18,947
Advertising contracts and related relationships	7,229	(6,130)	1,099
Software and technology	5,340	(4,859)	481
Patents, domain names and other	4,595	(2,562)	2,033
Total	$150,853	$(97,200)	$53,653

Amortization expense related to intangible assets for the years ended December 31, 2007, 2006 and 2005 was $12.8 million, $17.6 million, and $21.8 million, respectively.

Estimated future intangible asset amortization expense at December 31, 2007 is as follows (in thousands):

Year Ending December 31,
2008	$9,290
2009	7,912
2010	6,239
2011	5,225
2012	4,015
Thereafter	8,234
Total	$40,915

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2007	2006
Employee compensation and related expenses	$25,902	$27,061
Income taxes payable	767	9,305
Other	3,917	3,181
Total	$30,586	$39,547

Term Loan

In December 2004, the Company borrowed $100 million through a term loan facility (the “term loan”) dated December 3, 2004. A small portion of the proceeds of the term loan was used to purchase shares tendered pursuant to a tender offer of the Company’s common stock initiated by the Company in 2004 and to pay related fees and expenses. The funds were available for general corporate purposes, stock repurchases and acquisitions, subject to certain limitations.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.                   BALANCE SHEET COMPONENTS (Continued)

In January 2006, the Company paid, in full, the outstanding balance on the term loan of $54.2 million. Effective upon payment of the outstanding balance, the term loan terminated and was of no further force or effect. During the quarter ended March 31, 2006, the Company accelerated and recognized, in the consolidated statements of operations, $1.5 million in deferred financing costs in connection with the early repayment of the term loan.

4.                   STOCKHOLDERS’ EQUITY

Stockholders’ Rights Plan

On November 15, 2001, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock. The dividend was paid on November 26, 2001 to the stockholders of record at the close of business on that date. Each right entitles the registered holder to purchase from the Company one unit consisting of one one-thousandth of a share of its Series A junior participating preferred stock at a price of $25 per unit. On April 29, 2003, the Board of Directors voted to amend the purchase price per unit from $25 to $140. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or announces a tender or exchange offer which would result in a person or group owning 15% or more of the Company’s common stock. The Company generally will be entitled to redeem the rights at $0.0007 per right at any time until 10 days after a public announcement that a 15% position in the Company’s common stock has been acquired or that a tender or exchange offer which would result in a person or group owning 15% or more of the Company’s common stock has commenced. The rights expire on November 26, 2011.

Preferred Stock

The Company has 5.0 million shares of preferred stock authorized with a par value of $0.0001, of which 300,000 shares are designated as Series A junior participating preferred stock. At December 31, 2007 and 2006, the Company had no preferred shares issued or outstanding.

Common Stock Subject to Repurchase Rights

At December 31, 2007 and 2006, there were 350,000 and 475,000 shares of common stock, respectively, that were subject to repurchase related to unvested shares under restricted stock agreements. The 350,000 restricted shares outstanding at December 31, 2007 vested entirely at the end of a four-year vesting period in January 2008, at which time approximately 142,000 shares were withheld and employee withholding taxes of $1.5 million were paid.

Common Stock Repurchases

The Company’s Board of Directors authorized a common stock repurchase program (the “program”) that allows the Company to repurchase shares of its common stock through open market or privately negotiated transactions based on prevailing market conditions and other factors through December 31, 2007. At December 31, 2007, the Company had repurchased $139.2 million of its common stock under the program, leaving $60.8 million remaining under the program.

Shares withheld upon vesting of restricted stock units to pay applicable employee withholding taxes are considered common stock repurchases, but are not counted as purchases against the program.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.                   STOCKHOLDERS’ EQUITY (Continued)

Upon vesting, the Company currently does not collect the applicable employee withholding taxes for restricted stock units from employees. Instead, the Company automatically withholds, from the restricted stock units that vest, the portion of those shares with a fair market value equal to the amount of the employee withholding taxes due, which is accounted for as a repurchase of common stock. The Company then pays the applicable withholding taxes in cash. The first restricted stock unit vest occurred in February 2006. In the years ended December 31, 2007 and 2006, approximately 390,000 and 215,000 shares, respectively, were withheld from restricted stock units that vested in order to pay the applicable employee withholding taxes.

Dividends

Dividends are paid on common shares and unvested restricted stock units outstanding as of the record date.

In May 2005, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share of common stock, which was paid on May 31, 2005. Cash dividends of $0.20 per share of common stock have been declared and paid each quarter since that date. Total dividends paid amounted to $57.1 million, $53.5 million and $38.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In January 2008, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share of common stock. The record date for the dividend was February 14, 2008 and is payable on February 29, 2008.

The payment of future dividends is discretionary and is subject to determination by the Company’s Board of Directors each quarter following its review of the Company’s financial performance. Dividends are declared and paid out of the Company’s surplus, as defined and computed in accordance with the General Corporation Law of the State of Delaware.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) was as follows (in thousands):

	Unrealized
	gain (loss) on	Unrealized		Accumulated
	short-term	gain (loss) on	Foreign	Other
	investments,	derivative,	currency	Comprehensive
	net of tax	net of tax	translation	Income (Loss)
Balance at January 1, 2005	$(18)	$—	$9	$(9)
Current period change	(282)	83	(119)	(318)
Balance at December 31, 2005	(300)	83	(110)	(327)
Current period change	172	(83)	(7)	82
Balance at December 31, 2006	(128)	—	(117)	(245)
Current period change	285	—	142	427
Balance at December 31, 2007	$157	$—	$25	$182

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS

The Company has three active equity plans under which it is authorized to grant stock options, stock awards and restricted stock units.

Stock options granted to employees generally vest over a three- or four-year period under a variety of vesting schedules. Stock options granted to non-employee directors generally vest over a nine-month to three-year period, either monthly or annually. Stock option grants expire after ten years unless canceled earlier due to termination of employment or Board of Directors service. Certain stock option grants are immediately exercisable for unvested shares of common stock, with the unvested portion of the shares remaining subject to repurchase by the Company at the exercise price until the vesting period is complete.

Restricted stock units granted to employees generally vest over a two- to four-year period under a variety of vesting schedules. Restricted stock units granted to non-employee directors generally vest annually over a one-year period.

Upon the exercise of a stock option award, the vesting of a restricted stock unit or the award of common stock, shares of common stock are issued from authorized but unissued shares.

The following table summarizes the aggregate shares reserved for issuance and the shares available for grant under the Company’s equity plans at December 31, 2007 (in thousands):

	Aggregate Shares Reserved for Issuance	Shares Available for Grant
2001 Stock Incentive Plan	23,776	2,832
2001 Supplemental Stock Incentive Plan	4,825	522
Classmates Online, Inc. 2004 Stock Plan	1,128	493
Total	29,729	3,847

The Company cannot grant restricted stock units from the Classmates Online, Inc. 2004 Stock Plan.

Stock-Based Compensation

The following table summarizes the stock-based compensation that has been included in the following captions within the consolidated statements of operations for each of the periods presented (in thousands):

	Year Ended December 31,
	2007	2006	2005
Operating expenses:
Cost of revenues	$884	$817	$183
Sales and marketing	4,031	3,457	954
Product development	4,941	5,367	1,069
General and administrative	9,693	9,527	7,746
Total stock-based compensation	$19,549	$19,168	$9,952
Tax benefit recognized	$4,529	$3,962	$1,688

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS (Continued)

Stock Options

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of SFAS No. 123R and SAB No. 107. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company calculates expected volatility based on historical volatility of the Company’s common stock. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on historical exercise experience. The Company evaluated historical exercise behavior when determining the expected term assumptions. The risk-free interest rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the closing market price of United Online common stock at the date of grant.

The following table summarizes the assumptions used in the Black-Scholes option-pricing model. The assumptions represent the weighted average of the applicable assumption used to value stock options at their grant date. The Company did not grant any stock options in the year ended December 31, 2007.

	Year Ended December 31,
	2007	2006	2005
Risk-free interest rate	N/A	4.6%	4.2%
Expected term (in years)	N/A	3.8	5.0
Dividend yield	N/A	6.1%	2.3%
Volatility	N/A	60.0%	91.6%

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS (Continued)

The following table summarizes activity during the years ended December 31, 2005, 2006 and 2007:

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at January 1, 2005	13,230	$12.50
Granted	2,541	$11.20
Exercised	(2,374)	$2.47
Canceled	(1,769)	$18.71
Outstanding at December 31, 2005	11,628	$13.31
Granted	210	$13.18
Exercised	(2,163)	$4.37
Canceled	(2,566)	$23.46
Outstanding at December 31, 2006	7,109	$12.37
Granted	—	$—
Exercised	(1,068)	$8.06
Canceled	(778)	$15.12
Outstanding at December 31, 2007	5,263	$12.83	5.3	$13,045
Exercisable at December 31, 2007	4,824	$12.95	5.1	$12,673
Expected to vest at December 31, 2007	471	$11.54	7.4	$336

Total unrecognized compensation cost related to unvested stock options at December 31, 2007, prior to the consideration of expected forfeitures, was approximately $0.9 million and was expected to be recognized over a weighted-average period of 0.7 years.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2007, 2006 and 2005 was $0, $4.51 and $7.08, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $7.4 million, $17.3 million and $20.9 million, respectively. Cash received from the exercise of stock options was $8.6 million, $9.5 million and $5.9 million, respectively, for the years ended December 31, 2007, 2006 and 2005. The tax benefits realized from stock options exercised in the years ended December 31, 2007, 2006 and 2005 were approximately $2.8 million, $3.9 million and $6.8 million, respectively.

Modifications

Acceleration of Stock Options—In December 2005, the Company’s Compensation Committee of the Board of Directors approved the acceleration of vesting of all options to purchase the Company’s common stock with exercise prices in excess of $16.00. These options were granted to executive officers and other employees of the Company under the Company’s 2001 Stock Incentive Plan and 2001 Supplemental Stock Incentive Plan. Options to purchase 1.3 million shares of the Company’s common stock were subject to this acceleration and such options had exercise prices ranging from $16.01 to $64.17, and had a weighted-average exercise price of $18.47.

The acceleration of vesting of these out-of-the-money options was undertaken primarily to eliminate any future compensation expense the Company would otherwise recognize in its consolidated statements of operations with respect to these options with the implementation of SFAS No. 123R

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS (Continued)

effective January 1, 2006. The Company estimated this compensation expense, before tax, would have totaled approximately $3.8 million over the course of the original vesting periods. Ninety-five percent of the options would have vested within approximately 1.5 years from the effective date of the acceleration with the remaining 5% vesting within approximately 2.5 years from the date of acceleration. The Company also believed that because the options to be accelerated had exercise prices in excess of the then-current market value of the Company’s common stock, the options had limited economic value and were not fully achieving their original objective of incentive compensation and employee retention.

Tender Offer—In March 2006, the Company offered eligible employees of the Company the opportunity to exchange any outstanding stock options granted to them, which had an exercise price per share of the Company’s common stock at or above $16.00 (the “Eligible Options”) in return for restricted stock units. The exchange offer expired in April 2006, and approximately 1.8 million shares of common stock underlying the Eligible Options were exchanged for restricted stock units covering approximately 0.4 million shares of common stock in exchange for the cancellation of the Eligible Options. The exchange was offered to 315 eligible employees and was accounted for as a modification under SFAS No. 123R in the June 2006 quarter. The number of restricted stock units that were issued in exchange for each tendered Eligible Option was based on the per share exercise price of that option and was, in all events, less than the number of shares subject to the tendered option. Eligible Options with exercise prices between $16.00 and $20.00 were exchanged based on a ratio of one restricted stock unit for four Eligible Options. Eligible Options with exercise prices greater than $20.00 were exchanged based on a ratio of one restricted stock unit for five Eligible Options. Total expense associated with the exchange, prior to the consideration of expected forfeitures, was approximately $0.8 million.

Restricted Stock and Restricted Stock Units

In January 2004, the Company granted 575,000 restricted shares of common stock with a weighted-average grant date fair value of $19.91. In January 2005, 100,000 of these shares were canceled, and in June 2007, an additional 125,000 of these shares were canceled due to the resignation of a former executive officer. At December 31, 2007, 350,000 restricted shares of common stock were outstanding. The restricted shares vested entirely at the end of the four-year vesting period in January 2008, at which time approximately 142,000 shares were withheld and employee withholding taxes of $1.5 million were paid.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS (Continued)

The following table summarizes activity for restricted stock units during the years ended December 31, 2005, 2006 and 2007:

	Restricted Stock Units Outstanding	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding at January 1, 2005	—	$—
Granted	1,674	$10.77
Vested	—	$—
Canceled	(32)	$10.55
Outstanding at December 31, 2005	1,642	$10.78
Granted	2,208	$10.36
Vested	(629)	$8.74
Canceled	(381)	$9.46
Outstanding at December 31, 2006	2,840	$11.08
Granted	3,922	$13.94
Vested	(1,077)	$10.52
Canceled	(707)	$12.51
Outstanding at December 31, 2007	4,978	$12.65

At December 31, 2007, the intrinsic value of outstanding restricted stock and restricted stock units was approximately $63.0 million. The fair value of restricted stock units that vested during the year ended December 31, 2007 was approximately $15.5 million. Total unrecognized compensation cost related to unvested restricted stock and restricted stock units at December 31, 2007 prior to the consideration of expected forfeitures was approximately $52.6 million and was expected to be recognized over a weighted-average period of 1.5 years.

At December 31, 2006, the intrinsic value of outstanding restricted stock and restricted stock units was approximately $44.0 million. The fair value of restricted stock units that vested during the year ended December 31, 2006 was approximately $7.6 million.

Classmates Media Corporation Equity Awards

In connection with the Company’s Classmates Media Corporation (“CMC”) subsidiary initial public offering (“IPO”) process, employment agreements were signed with certain employees. In connection with these agreements, these individuals were guaranteed an aggregate $13.0 million of value in restricted stock units in CMC upon effectiveness of the IPO. If the IPO is not effective by April 30, 2008, per these agreements, these equity awards will be converted into restricted stock units in the Company based on prices set forth in the employment agreements. Stock-based compensation associated with these equity awards has been recorded in the Company’s consolidated financial statements from the execution dates of these agreements.

Recent Awards

Effective February 15, 2008, the Compensation Committee of the Board of Directors approved grants of 0.3 million restricted stock units with a fair value equal to $3.9 million to certain members of the Company’s senior management. Each restricted stock unit entitles the recipient to receive one share

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                   STOCK-BASED COMPENSATION PLANS (Continued)

of the Company’s common stock upon vesting. The restricted stock units vest one-third annually over the three-year period beginning February 15, 2008.

Effective February 15, 2008, the Company approved grants of 1.2 million restricted stock units with a fair value equal to $14.2 million to the Company’s employees. The restricted stock units vest twenty-five percent on February 15, 2009 and quarterly thereafter for three years.

Effective February 15, 2008, 0.2 million shares of common stock with a fair value equal to $2.4 million were issued to certain members of senior management and certain of the Company’s employees.

Employee Stock Purchase Plan

The Company has a 2001 Employee Stock Purchase Plan, which expires in the year 2011, and under which approximately 6.8 million shares of the Company’s common stock were reserved for issuance under the plan at December 31, 2007. At December 31, 2007, 3.0 million shares were available for issuance. Under the employee stock purchase plan, each eligible employee may authorize payroll deductions of up to 15% of their compensation to purchase shares of common stock on two “purchase dates” each year at a purchase price per share equal to 85% of the lower of (i) the closing market price per share of the Company’s common stock on the employee’s entry date into the two-year offering period in which the purchase date occurs or (ii) the closing market price per share on the purchase date. Each offering period has a 24-month duration and purchase intervals of six months.

The fair value of employee stock purchase plan shares was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2007	2006
Risk-free interest rate	4.5%	3.8%
Expected term (in years)	0.5 - 2.0	0.5 - 2.0
Dividend yield	6.4%	8.3%
Volatility	38.7%	52.1%

The assumptions presented in the table above represent the weighted average of the applicable assumptions used to value employee stock purchase plan shares. The Company calculates expected volatility based on historical volatility of the Company’s common stock. The expected term represents the amount of time remaining in the 24-month offering period. The risk-free interest rate assumed in valuing the employee stock purchase plan shares is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the closing market price of United Online common stock at the date of grant.

For the years ended December 31, 2007, 2006 and 2005, the Company recognized approximately $1.7 million, $1.9 million and $0, respectively, of stock-based compensation related to the employee stock purchase plan. Total unrecognized compensation cost related to the employee stock purchase plan at December 31, 2007 was approximately $1.0 million and was expected to be recognized over a weighted-average period of 0.6 years.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.                   IMPAIRMENT OF GOODWILL, INTANGIBLE ASSETS AND LONG-LIVED ASSETS

Under SFAS No. 142, goodwill and indefinite-lived intangible assets must be tested for impairment annually or when events occur or circumstances change that would indicate that goodwill or indefinite-lived intangible assets might be permanently impaired. In the December 2006 quarter, the Company tested goodwill for impairment and recorded a goodwill impairment charge of $5.7 million related to its photo sharing service within the Communications segment. The Company had no indefinite-lived intangible assets at December 31, 2007, 2006 or 2005.

Under SFAS No. 144, identifiable intangible assets and other long-lived assets, other than indefinite-lived intangible assets, must be tested for impairment when events occur or circumstances change that would indicate the carrying amount of an asset may not be recoverable. In the December 2006 quarter, the Company recognized asset impairment charges of $4.5 million attributable to certain assets of its VoIP services and $3.0 million related to its photo sharing services within the Communications segment.

As a result of slower than expected growth of the VoIP market in the United States, current period operating losses and projected continuing operating losses, the Company evaluated the recoverability of certain assets and wrote off $4.3 million of capitalized software and $0.2 million of prepaid marketing and domain names in the December 2006 quarter. The Company was required to reduce the carrying value of the assets to fair value and recognized asset impairment charges because the carrying value of the affected assets exceeded the Company’s estimate of future undiscounted cash flows.

As a result of strong competition in the photo sharing market, historical operating losses and projected continuing losses, the Company evaluated the recoverability of its photo sharing assets and impaired $3.0 million of intangible assets in the December 2006 quarter. The $3.0 million intangible assets impairment charge was comprised of $2.9 million of acquired software technology and $0.1 million of acquired pay accounts, proprietary rights and domain names. The Company determined the amount of the charge based on an estimate of the fair value of the photo sharing assets, using the income approach, discounted cash flow method.

The Company determined that its goodwill was not impaired based on its annual tests during the year ended December 31, 2007 and the year ended December 31, 2005.

The following table summarizes the impairment charges in the Communications segment recorded by the Company during the quarter and year ended December 31, 2006 (in thousands):

Intangible assets related to the Company’s VoIP service	$4,504
Goodwill related to the Company’s photo sharing service	5,738
Intangible assets related to the Company’s photo sharing service	3,043
Total impairment charges	$13,285

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.                   INCOME TAXES

The provision for income taxes for the years ended December 31, 2007, 2006 and 2005 is comprised of the following (in thousands):

	Year Ended December 31,
	2007	2006	2005
Current:
Federal	$27,278	$33,433	$33,043
State	6,389	6,469	5,625
	33,667	39,902	38,668
Deferred:
Federal	6,070	(6,404)	(2,339)
State	803	2,795	3,916
Foreign	375	—	—
	7,248	(3,609)	1,577
Provision for income taxes	$40,915	$36,293	$40,245

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate (in thousands):

	Year Ended December 31,
	2007	2006	2005
Taxes on income at the statutory federal income tax rate of 35%	$34,541	$27,133	$30,580
State income taxes, net of federal tax benefits	4,660	3,858	4,454
Re-measurement of deferred tax assets	(331)	2,265	2,473
Other differences, net	(501)	(427)	6
Increase in valuation allowance	2,546	3,464	2,732
Provision for income taxes	$40,915	$36,293	$40,245

For the year ended December 31, 2007, the Company recorded a tax provision of $40.9 million on pre-tax income of $98.7 million, resulting in an effective tax rate of 41.5%. The effective tax rate differs from the statutory federal income tax rate primarily due to (1) state income taxes, net of federal benefit; (2) compensation, including stock-based compensation, that is limited under Section 162(m) of the Internal Revenue Code (the “Code”); (3) foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization; (4) the re-measurement of certain deferred tax assets in New York; (5) employee stock purchase plan compensation, the benefit of which is not currently recognized under SFAS No. 123R but which is recognized upon a disqualified disposition; and (6) the benefit of federal tax exempt interest income.

For the year ended December 31, 2006, the Company recorded a tax provision of $36.3 million on pre-tax income of $77.5 million, resulting in an effective tax rate of 46.8%. The effective tax rate differs from the statutory federal income tax rate primarily due to (1) state income taxes, net of federal benefit; (2) compensation, including stock-based compensation, that is limited under Section 162(m) of the Code; (3) foreign losses, the benefit of which is not currently recognizable due to uncertainty

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.                   INCOME TAXES (Continued)

regarding realization; (4) the re-measurement of deferred tax assets in New York; (5) employee stock purchase plan compensation, the benefit of which is not currently recognized under SFAS No. 123R but which is recognized upon a disqualified disposition; and (6) the benefit of federal tax exempt interest income.

For the year ended December 31, 2005, the Company recorded a tax provision of $40.2 million on pre-tax income of $87.4 million, resulting in an effective tax rate of 46.1%. The effective tax rate differs from the statutory federal income tax rate primarily due to (1) state income taxes, net of federal benefit; (2) compensation, including stock-based compensation, that is limited under Section 162(m) of the Code; (3) foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization; and (4) the re-measurement of deferred tax assets, including a change in New York State tax law.

Components of net deferred tax assets at December 31, 2007 and 2006 are as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$62,743	$66,303
Depreciation and amortization	2,429	7,899
Stock-based compensation	10,411	8,841
Other	8,042	8,719
Total gross deferred tax assets	83,625	91,762
Less: valuation allowance	(8,623)	(6,850)
Total deferred tax assets after valuation allowance	75,002	84,912

Deferred tax liabilities:
Amortization of acquired intangible assets	(10,393)	(13,552)
Total deferred tax liabilities	(10,393)	(13,552)
Net deferred tax assets	$64,609	$71,360

	December 31,
	2007	2006
Current portion of net deferred tax assets	$7,050	$11,705
Long-term portion of net deferred tax assets	57,559	59,655
Net deferred tax assets	$64,609	$71,360

The Company has a valuation allowance of approximately $8.6 million at December 31, 2007 to reduce deferred tax assets to the amount that is more likely than not to be realized in future periods. Based on the Company’s assessment of all available evidence, it concluded that, primarily with the exception of certain compensation that is expected to be limited under Section 162(m) of the Code and foreign losses due to uncertainty regarding utilization, it is more likely than not that the remaining deferred tax assets will be realized. The valuation allowance is primarily attributable to certain

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.                   INCOME TAXES (Continued)

compensation that is expected to be limited under Section 162(m) of the Code and to foreign losses due to uncertainty regarding realization.

The Company adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48 did not result in a change in the estimated liability for unrecognized tax benefits at January 1, 2007. At December 31, 2007, the Company had gross unrecognized tax benefits of approximately $10.3 million, all of which, if recognized, would have an impact on the Company’s effective tax rate.

The Company recognizes interest and penalties for uncertain tax positions in income tax expense. The Company had approximately $1.3 million accrued for interest and penalties relating to uncertain tax positions at December 31, 2007, all of which is included in income taxes payable.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

Year Ended December 31, 2007
Beginning balance, gross	$6,795
Additions related to current year positions	1,915
Additions related to prior year positions	1,591
Ending balance, gross	$10,301

At December 31, 2007, as a result of the expiration of the statute of limitations for specific taxing jurisdictions, gross unrecognized tax benefits for the related tax positions will be reduced by approximately $0.8 million over the next twelve months.

The tax years 2003 through 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. The Company is currently under examination by a state tax authority for the years ended December 31, 2004, 2005 and 2006.

In accordance with APB Opinion No. 23, Accounting for Income Taxes—Special Areas, the Company has not recognized federal deferred income taxes on the cumulative undistributed earnings of certain of its foreign subsidiaries that are indefinitely reinvested outside of the U.S. The Company has indefinitely reinvested approximately $2.0 million of the cumulative undistributed earnings of certain of its foreign subsidiaries, of which $0.4 million was earned during the year ended December 31, 2007. If these earnings were distributed, a U.S. income tax liability would result.

At December 31, 2007, the Company had net operating loss and tax credit carryforwards for federal and state income tax purposes of approximately $163 million and $51 million, respectively, which begin to expire in 2018 and 2008, respectively. With respect to the state net operating loss carryforwards, certain amounts will be further reduced pursuant to the state allocation and apportionment laws. These carryforwards have been adjusted to reflect the Company’s estimate of limitations under Section 382 of the Code. For the years ended December 31, 2007, 2006 and 2005, income tax benefits attributable to equity-based compensation transactions that were allocated to stockholders’ equity amounted to $4.6 million, $5.8 million and $7.2 million, respectively.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.                   NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2007	2006	2005
Numerator:
Income before cumulative effect of accounting change	$57,777	$41,231	$47,127
Cumulative effect of accounting change, net of tax	—	1,041	—
Net income	$57,777	$42,272	$47,127

Denominator:
Weighted-average common shares—basic	67,178	64,476	61,641
Less: weighted-average common shares subject to repurchase rights	(410)	(475)	(506)
Shares used to calculate basic net income per share	66,768	64,001	61,135
Add: Dilutive effect of stock options, restricted stock and employee stock purchase plan shares	2,519	2,268	2,680
Shares used to calculate diluted net income per share	69,287	66,269	63,815

Basic net income per share:
Income before cumulative effect of accounting change	$0.87	$0.64	$0.77
Cumulative effect of accounting change, net of tax	—	0.02	—
Basic net income per share	$0.87	$0.66	$0.77

Diluted net income per share:
Income before cumulative effect of accounting change	$0.83	$0.62	$0.74
Cumulative effect of accounting change, net of tax	—	0.02	—
Diluted net income per share	$0.83	$0.64	$0.74

The diluted per share computations exclude stock options which are antidilutive. The number of antidilutive shares at December 31, 2007, 2006 and 2005 was 2.4 million, 3.0 million and 6.8 million, respectively.

9.                   EMPLOYEE BENEFIT PLANS

The Company has a savings plan (the “Savings Plan”) that qualifies as a defined contribution plan under Section 401(k) of the Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 40%) of their eligible pre-tax earnings up to the Internal Revenue Service annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Savings Plan. The Company matches 25% of employees’ contributions, up to Savings Plan limits. The Company recognized expenses of approximately $0.9 million, $0.8 million and

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.                   EMPLOYEE BENEFIT PLANS (Continued)

$0.6 million, respectively, during the years ended December 31, 2007, 2006 and 2005 related to the Company’s Savings Plan match.

10.            SEGMENT INFORMATION

Revenues and income from operations by segment are as follows (in thousands):

	Year Ended December 31, 2007
	Classmates Media	Communications	Total
Billable services	$106,514	$273,012	$379,526
Advertising	86,905	47,072	133,977
Total revenues	$193,419	$320,084	$513,503
Segment income from operations	$28,177	$97,074	$125,251

	Year Ended December 31, 2006
	Classmates Media	Communications	Total
Billable services	$81,146	$342,419	$423,565
Advertising	58,300	40,789	99,089
Total revenues	$139,446	$383,208	$522,654
Segment income from operations	$19,938	$93,011	$112,949

	Year Ended December 31, 2005
	Classmates Media	Communications	Total
Billable services	$63,550	$402,430	$465,980
Advertising	21,342	37,739	59,081
Total revenues	$84,892	$440,169	$525,061
Segment income from operations	$10,399	$113,441	$123,840

Communications segment income from operations for the year ended December 31, 2007 was impacted by restructuring charges of $3.4 million (see Note 11). Classmates Media segment income from operations for the year ended December 31, 2007 was impacted by expenses of $3.6 million in connection with the proposed IPO of the Company’s CMC subsidiary.

Communications segment income from operations for the year ended December 31, 2006 was impacted by restructuring charges of $0.6 million and impairment charges of $13.3 million.

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker to allocate resources to or assess performance of the segments and therefore, pursuant to SFAS No. 131, total segment assets have not been disclosed.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.            SEGMENT INFORMATION (Continued)

A reconciliation of segment income from operations (which excludes depreciation and amortization of intangible assets) to consolidated operating income, is as follows for each period presented (in thousands):

	Year Ended December 31,
	2007	2006	2005
Segment income from operations:
Classmates Media	$28,177	$19,938	$10,399
Communications	97,074	93,011	113,441
Total segment income from operations	125,251	112,949	123,840
Depreciation	(20,150)	(21,290)	(15,481)
Amortization of intangible assets	(12,800)	(17,640)	(21,799)
Consolidated operating income	$92,301	$74,019	$86,560

The Company has not provided geographic financial information because the vast majority of the Company’s revenues and related results of operations and assets are in the United States and geographic financial information is thus not material nor meaningful.

11.            RESTRUCTURING CHARGES

In the year ended December 31, 2007, the Company recorded restructuring charges totaling $3.4 million. In October 2007, the Company eliminated 69 positions and recorded restructuring charges totaling $3.0 million for employee termination benefits within its Communications segment to better align the segment’s cost structure within a mature business for dial-up Internet access services. All costs related to the elimination of these positions were recognized and incurred in the December 2007 quarter.

In addition, the Company recognized restructuring charges totaling $0.4 million in the year ended December 31, 2007 for termination benefits paid to certain employees associated with its Web hosting and photo sharing businesses.

In the year ended December 31, 2006, the Company recorded restructuring charges totaling $0.6 million primarily for lease termination costs and termination benefits paid to certain employees.

In February 2008, the Company communicated its intentions to close its Orem, Utah facility and consolidate these functions into the Company’s operations at its corporate headquarters. The Company believes these activities will result in restructuring charges, comprised largely of employee termination benefits, during 2008, of approximately $0.5 million.

Commencing in 2006, the Company began to assess unprofitable operations and all of its other operations in light of the mature dial-up Internet access industry. The Company’s assessment has resulted in the restructuring charges referenced above and may result in additional restructuring charges.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.            SUBSIDIARY INITIAL PUBLIC OFFERING OF CLASSMATES MEDIA CORPORATION

In May 2007, the Company announced its intention to explore the possibility of a subsidiary IPO. CMC was formed in August 2007 for the purposes of consolidating our Classmates, The Names Database and MyPoints business units and initiating a public equity offering. The businesses were contributed to CMC by the Company on August 9, 2007. In August 2007, CMC filed a Form S-1 registration statement with the SEC for the IPO of its common stock.

In December 2007, the Company determined that proceeding with the IPO under then-current market conditions was not in the best interests of its stockholders and the Company withdrew CMC’s Form S-1 registration statement previously filed with the SEC. Approximately $0.5 million of transaction costs were determined not to have continuing value after the withdrawal of the IPO and were expensed in the quarter ended December 31, 2007. It remains the Company’s strategy to complete an IPO of CMC. As such, certain additional IPO transaction-related costs totaling $3.6 million associated with the IPO have been deferred and are included in other assets on the Company’s consolidated balance sheet at December 31, 2007. If the Company does not proceed with this strategy, these deferred costs will be expensed and included in the Classmates Media segment operating results as well as in the Company’s consolidated statements of operations in a future period.

13.            COMMITMENTS AND CONTINGENCIES

Leases

Future minimum lease payments at December 31, 2007 under noncancellable capital and operating leases, and related sublease income, with initial lease terms in excess of one year, are as follows:

	Year Ending December 31,
	2008	2009	2010	2011	2012	Thereafter	Total
Capital leases(1)	$14	$—	$—	$—	$—	$—	$14
Operating leases	12,087	11,365	7,194	4,942	4,486	7,758	47,832
Operating sublease income	(1,086)	(1,113)	(424)	—	—	—	(2,623)
Total	$11,015	$10,252	$6,770	$4,942	$4,486	$7,758	$45,223

(1)               Includes $1,000 of imputed interest.

Operating leases consist primarily of facility leases. The Company leases its facilities and certain operating equipment under operating leases expiring at various periods through 2014. Certain of the Company’s operating leases include rent holidays as well as escalation clauses that periodically adjust rental expense to reflect changes in price. The Company records rent expense on a straight-line basis over the lease term. Rental expense for operating leases for the years ended December 31, 2007, 2006 and 2005 was $7.4 million, $6.6 million and $6.5 million, respectively.

Standby Letters of Credit

Standby letters of credit are maintained pursuant to certain of the Company’s lease arrangements. The standby letters of credit remain in effect at declining levels through the terms of the related leases. Certificates of deposit of $2.1 million and $1.7 million maintained by the Company in connection with certain of these standby letters of credit are included in other current assets and other assets in the

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.            COMMITMENTS AND CONTINGENCIES (Continued)

consolidated balance sheets at December 31, 2007 and 2006, respectively. Commitments under standby letters of credit at December 31, 2007 are scheduled to expire as follows (in thousands):

	Total	Less than 1 Year	1 Year to Less than 3 Years	3 Years to Less than 5 Years	More than 5 Years
Standby letters of credit	$2,098	$331	$1,387	$300	$80

Purchase Obligations

Purchase obligations include agreements to purchase goods or services that are enforceable, legally binding and specify all significant terms. Purchase obligations exclude agreements that are cancelable without penalty. At December 31, 2007, the Company had the following purchase obligations (in thousands):

	Total	Less than 1 Year	1 Year to Less than 3 Years	3 Years to Less than 5 Years	More than 5 Years
Telecommunications purchases	$8,835	$6,824	$2,011	$—	$—
Media purchases	3,463	3,296	167	—	—
Total	$12,298	$10,120	$2,178	$—	$—

Other Commitments

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Legal Contingencies

In April 2001 and in May 2001, lawsuits were filed in the United States District Court for the Southern District of New York against NetZero, Inc. (“NetZero”), certain officers and directors of

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.            COMMITMENTS AND CONTINGENCIES (Continued)

NetZero and the underwriters of NetZero’s initial public offering, Goldman Sachs Group, Inc., BancBoston Robertson Stephens, Inc. and Salomon Smith Barney, Inc. A consolidated amended complaint, which is the operative complaint, was filed in April 2002. The complaint alleges that the prospectus through which NetZero conducted its initial public offering in September 1999 was materially false and misleading because it failed to disclose, among other things, that (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the restricted number of NetZero shares issued in connection with the offering; and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate NetZero shares to those customers in the offering in exchange for which the customers agreed to purchase additional NetZero shares in the aftermarket at pre-determined prices. Plaintiffs are seeking injunctive relief and damages. The case against NetZero was coordinated with approximately 300 other suits filed against more than 300 issuers that conducted their initial public offerings between 1998 and 2000, their underwriters and an unspecified number of their individual corporate officers and directors. On October 13, 2004, the district court certified a class in six of the other nearly identical actions (the “focus cases”). The underwriter defendants appealed the decision and the United States Court of Appeals for the Second Circuit vacated the district court’s decision granting class certification on December 5, 2006. Plaintiffs filed a petition for rehearing. On April 6, 2007, the Second Circuit denied the petition, but noted that the plaintiffs could ask the district court to certify a more narrow class than the one that was rejected. Prior to the Second Circuit’s decision, the majority of issuers, including NetZero, and their insurers had submitted a settlement agreement to the district court for approval. In light of the Second Circuit opinion, the parties agreed that the settlement could no longer be approved, and on June 25, 2007, the court approved a stipulation filed by the plaintiffs and the issuers which terminated the proposed settlement. On August 14, 2007, the plaintiffs filed Second Amended class action complaints in the focus cases. The issuers’ motion to dismiss the Second Amended class action complaints is pending.

On March 6, 2006, plaintiff Anthony Piercy filed a purported consumer class action lawsuit in the Superior Court of the State of California, County of Los Angeles, against NetZero claiming that NetZero continues to charge consumers fees after they cancel their Internet access account. On July 27, 2006, plaintiff Donald E. Ewart filed a purported consumer class action lawsuit in the Superior Court of the State of California, County of Los Angeles, against NetZero containing substantially similar allegations to the Piercy case. Plaintiffs in both cases are seeking injunctive and declaratory relief and damages. NetZero filed a response to both lawsuits denying the material allegations of the complaints. Both Messrs. Piercy and Ewart subsequently withdrew from the actions as class representatives. On March 16, 2007, Barbara Rasnake and Robert Du Verger were substituted as purported class representatives. On May 25, 2007, the court consolidated the actions under the caption Rasnake v. NetZero, Inc., Case No. BC348461. On June 13, 2007, Peter Chrisler was substituted as a purported class representative. On July 13, 2007, the plaintiffs filed a consolidated amended class action complaint. A trial date has not yet been set.

The pending lawsuits involve complex questions of fact and law and may require the expenditure of significant funds and the diversion of other resources to defend. Although the Company does not believe the outcome of the above outstanding legal proceedings, claims and litigation will have a material adverse effect on its business, financial position, results of operations or cash flows, the results of litigation are inherently uncertain and the Company can provide no assurance that it will not be materially and adversely impacted by the results of such proceedings. At December 31, 2007, the

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.            COMMITMENTS AND CONTINGENCIES (Continued)

Company had not established allowances for losses relating to any of the matters described above, with the exception of the Rasnake v. NetZero matter.

The Company is subject to various other legal proceedings and claims that arise in the ordinary course of business. Management believes the amount and ultimate liability, if any, with respect to these actions will not materially affect the Company’s business, financial position, results of operations or cash flows. There can be no assurance, however, that such actions will not materially and adversely affect the Company’s business, financial position, results of operations or cash flows.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.            QUARTERLY FINANCIAL DATA (UNAUDITED) (in thousands, except per share data)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
Year ended December 31, 2007:
Revenues	$125,410	$126,825	$131,417	$129,851
Restructuring charges	$2,991	$34	$394	$—
Operating income	$22,181	$23,263	$24,733	$22,124
Net income	$14,572	$13,969	$16,208	$13,028
Basic net income per share	$0.22	$0.21	$0.24	$0.20
Diluted net income per share	$0.21	$0.20	$0.23	$0.19

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
Year ended December 31, 2006:
Revenues	$130,786	$129,636	$134,900	$127,332
Impairment of goodwill, intangible assets and long-lived assets	$13,285	$—	$—	$—
Operating income	$9,304	$21,885	$22,258	$20,572
Income before cumulative effect of accounting change, net of tax	$4,559	$13,436	$11,585	$11,651
Cumulative effect of accounting change, net of tax	$—	$—	$—	$1,041
Net income	$4,559	$13,436	$11,585	$12,692

Basic net income per share:
Income before cumulative effect of accounting change, net of tax	$0.07	$0.21	$0.18	$0.19
Cumulative effect of accounting change, net of tax	$—	$—	$—	$0.01

Basic net income per share	$0.07	$0.21	$0.18	$0.20

Diluted net income per share:
Income before cumulative effect of accounting change, net of tax	$0.07	$0.20	$0.18	$0.18
Cumulative effect of accounting change, net of tax	$—	$—	$—	$0.02
Diluted net income per share	$0.07	$0.20	$0.18	$0.20

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.            CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In April 2008, the Company entered into a definitive merger agreement with FTD Group, Inc. (“FTD”), a leading provider of floral and related products and services to consumers and retail florists in the United States, Canada, the United Kingdom, and the Republic of Ireland, providing for the acquisition of FTD by the Company (the “Acquisition”). Under the terms of the merger agreement, the Company has agreed to pay FTD stockholders a total value of $15.08 per share of FTD common stock based on the Company’s closing stock price of $10.83 on April 29, 2008, the last trading day prior to the announcement of the proposed transaction. FTD stockholders will receive $7.34 in cash, 0.4087 of a share of United Online common stock and $3.31 principal amount of United Online 13% senior secured notes due in 2013 (“UOL notes”) for each share of FTD common stock. The total consideration payable by the Company to FTD stockholders is estimated to be approximately $456 million, consisting of $222 million in cash, 12.35 million shares of Company common stock and $100 million aggregate principal amount of UOL notes. Upon closing of the proposed transaction, the former FTD stockholders will own approximately 15% of the Company.

If the UOL notes are issued, the UOL notes will be guaranteed by each of the Company’s current and future domestic subsidiaries, other than UNOL Intermediate, Inc., UNOLA Corp., FTD and their respective subsidiaries. These guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its note guarantee will be limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance under applicable law.

The following presents the supplemental condensed consolidating financial information separately for:

•	United Online, Inc. (the “Parent Company”), the issuer of the guaranteed obligations;

•	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to the Company’s obligations under the UOL notes;

•	Non-guarantor subsidiaries, on a combined basis;

•

Elimination entries representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries and (b) eliminate the investments in subsidiaries; and

•	United Online, Inc. and Subsidiaries on a consolidated basis.

Each guarantor subsidiary is wholly-owned, directly or indirectly, by the Parent Company at the date of the balance sheet presented. The UOL notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity included in the supplemental condensed consolidating financial information follows the same accounting policies as described in the notes to the consolidated financial statements.

The Company performed a materiality assessment of its non-guarantor subsidiaries, individually and on an aggregate basis, and determined that the non-guarantor subsidiaries, individually and on an aggregate basis, were minor in the periods prior to the year ended December 31, 2007. Accordingly, condensed consolidating financial information is presented solely for the year ended December 31, 2007.

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.             CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheet

December 31, 2007

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$142,172	$7,335	$—	$149,507
Short-term investments	—	68,800	—	—	68,800
Accounts receivable, net	—	28,421	344	—	28,765
Deferred tax assets, net	—	7,050	—	—	7,050
Other current assets	—	19,305	687	—	19,992
Total current assets	—	265,748	8,366	—	274,114
Property and equipment, net	—	38,929	641	—	39,570
Deferred tax assets, net	—	57,559	—	—	57,559
Goodwill	—	132,153	199	—	132,352
Intangible assets, net	—	40,282	633	—	40,915
Investments in subsidiaries	406,541	2,759	—	(409,300)	—
Other assets	—	7,871	12	—	7,883
Total assets	$406,541	$545,301	$9,851	$(409,300)	$552,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$35,476	$2,619	$—	$38,095
Accrued liabilities	—	29,699	887	—	30,586
Intercompany payables	25,913	(23,672)	(2,241)	—	—
Member redemption liability	—	19,499	—	—	19,499
Deferred revenue	—	57,259	5,827	—	63,086
Capital leases	—	13	—	—	13
Total current liabilities	25,913	118,274	7,092	—	151,279
Member redemption liability	—	5,061	—	—	5,061
Deferred revenue	—	4,691	—	—	4,691
Other liabilities	—	10,734	—	—	10,734
Total liabilities	25,913	138,760	7,092	—	171,765
Total stockholders’ equity	380,628	406,541	2,759	(409,300)	380,628
Total liabilities and stockholders’ equity	$406,541	$545,301	$9,851	$(409,300)	$552,393

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.           CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Supplemental Condensed Consolidating Statement of Operations

Year Ended December 31, 2007

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Revenues	$—	$541,923	$12,282	$(40,702)	$513,503
Operating expenses:
Cost of revenues	—	138,816	482	(22,095)	117,203
Sales and marketing	—	164,542	8,394	(9,512)	163,424
Product development	—	54,282	4,372	(7,610)	51,044
General and administrative	—	73,930	867	(1,485)	73,312
Amortization of intangible assets	—	12,697	103	—	12,800
Restructuring charges	—	3,419	—	—	3,419
Total operating expenses	—	447,686	14,218	(40,702)	421,202
Operating income (loss)	—	94,237	(1,936)	—	92,301
Interest and other income (loss), net	—	9,646	(176)	(1,915)	7,555
Interest expense	—	(3,056)	(23)	1,915	(1,164)
Income (loss) before income taxes	—	100,827	(2,135)	—	98,692
Provision for income taxes	—	40,907	8	—	40,915
Income before income in equity investees	—	59,920	(2,143)	—	57,777
Income in equity investees	57,777	—	—	(57,777)	—
Net income (loss)	$57,777	$59,920	$(2,143)	$(57,777)	$57,777

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.            CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Supplemental Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2007

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net cash provided by operating activities	$1,454	$120,648	$5,123	$—	$127,225

Cash flows from investing activities:
Purchases of property and equipment	—	(24,832)	(677)	—	(25,509)
Purchases of short-term investments	—	(228,920)	—	—	(228,920)
Proceeds from maturities of short-term investments	—	72,890	—	—	72,890
Proceeds from sales of short-term investments	—	229,994	—	—	229,994
Proceeds from sales of assets, net	—	71	—	—	71
Net cash provided by (used for) investing activities	—	49,203	(677)	—	48,526

Cash flows from financing activities:
Net contributions (distributions) of capital	44,091	(52,096)	8,005	—	—
Payments on capital leases	—	(16)	—	—	(16)
Proceeds from exercises of stock options	8,605	—	—	—	8,605
Proceeds from employee stock purchase plan	5,413	—	—	—	5,413
Repurchases of common stock	(5,601)	—	—	—	(5,601)
Payments for dividends	(57,130)	—	—	—	(57,130)
Excess tax benefits from equity awards	3,168	—	—	—	3,168
Net cash provided by (used for) financing activities	(1,454)	(52,112)	8,005	—	(45,561)

Effect of exchange rate changes on cash and cash equivalents	—	—	65	—	65

Change in cash and cash equivalents	—	117,739	12,516	—	130,255
Cash and cash equivalents, beginning of period	—	16,428	2,824	—	19,252
Cash and cash equivalents, end of period	$—	$134,167	$15,340	$—	$149,507

UNITED ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

UNITED ONLINE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions Charged (Credited) to Expense		Charged to Other Accounts		Charges Utilized (Write-offs)		Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2007	$1,324	$1,323		$206		$(475	)(b)	$2,378
Year ended December 31, 2006	$1,325	$(298)		$300	(a)	$(3	)(b)	$1,324
Year ended December 31, 2005	$647	$678		$—		$—		$1,325

Valuation allowance for deferred tax assets:
Year ended December 31, 2007	$6,850	$2,546	(e)	$—		$(773	)(d)	$8,623
Year ended December 31, 2006	$4,670	$3,464	(c)	$—		$(1,284	)(d)	$6,850
Year ended December 31, 2005	$1,938	$2,732	(c)	$—		$—		$4,670

(a)               Represents allowance for doubtful accounts acquired in connection with the acquisition of MyPoints.

(b)              Represents specific amounts written off that were considered to be uncollectible.

(c)               Represents the increase in valuation allowance primarily due to executive compensation that is limited under Section 162(m) of the Code and foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization.

(d)              Represents the release of valuation allowance for executive compensation subject to Section 162(m) of the Code.

(e)               Represents the increase in valuation allowance due to executive compensation that is limited under Section 162(m) of the Code and foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization, partially offset by a $0.4 million reduction for the release of valuation allowance related to net operating losses in connection with the acquisition of Classmates.